EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the SpatiaLight, Inc. 2006 Incentive Plan of our reports dated March 6, 2006 relating to the consolidated financial statements of SpatiaLight, Inc. (which report expresses an unqualified opinion and includes a matter of emphasis paragraph relating to SpatiaLight Inc.’s ability to continue as a going concern), SpatiaLight, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of SpatiaLight, Inc., included in its Annual Report on Form 10-K/A Amendment No. 1 for the year ended December 31, 2005.

ODENBERG, ULLAKKO, MURANISHI & CO. LLP

San Francisco, California
September 19, 2006